Exhibit 99.1

United Rentals, Inc.

100 First Stamford Place, Suite 700

Stamford, CT 06902

Telephone: 203 622 3131

unitedrentals.com

Ted Grace Named Chief Financial Officer of United Rentals

STAMFORD, Conn. – November 7, 2022 – United Rentals, Inc. (NYSE: URI) today announced that Ted Grace has been appointed executive vice president and chief financial officer, effective November 3, 2022. Mr. Grace has served as interim chief financial officer of United Rentals since July 29, 2022, and as the company’s primary investor contact since 2016.

Matthew Flannery, chief executive officer of United Rentals, said, “Following a thorough search process, it became clear that Ted is the right executive to lead our finance team and financial strategies as CFO. He’s a strong, collaborative partner to our functional teams, and has demonstrated a deep understanding of our operating environment and financial markets. I look forward to continuing to work closely with Ted in executing on the many opportunities we see ahead.”

Prior to his appointment as CFO, Mr. Grace served six years as United Rentals’ vice president and head of investor relations, and has been an integral leader across all aspects of the finance function during his tenure. He has built enduring relationships with the investment community over the course of his career, including two decades as an investment banker and research analyst with leading institutions.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,343 rental locations in North America, 13 in Europe, 27 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 22,100 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,500 classes of equipment for rent with a total original cost of $17.43 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contact:

Ted Grace

(203) 618-7122

Cell: (203) 399-8951

tgrace@ur.com